Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Todd Fromer, 212/896-1215

KCSA Strategic Communications

newport@kcsa.com

SIDDHARTHA KADIA, PH.D. JOINS
BOARD OF DIRECTORS OF NEWPORT CORPORATION

Irvine, California — December 19, 2014 — Newport Corporation (NASDAQ: NEWP) announced today that Siddhartha Kadia, Ph.D. has joined the company’s Board of Directors.  Dr. Kadia is President and Chief Executive Officer and a director of Evans Analytical Group, a leading global provider of high-precision laboratory testing, evaluation and analytical services to companies in a wide range of industries.

Prior to joining Evans Analytical Group, Dr. Kadia spent nine years with Life Technologies Corporation and its predecessor Invitrogen Corporation, both publicly-traded global biotechnology companies, in a number of management positions, including President of the Life Sciences Division, Chief Marketing Officer, President of Life Technologies Greater China and President of Life Technologies Japan Ltd.  Dr. Kadia also served on the Board of Directors of Life Technologies DaAn Diagnostics, a China-based joint venture between Life Technologies and DaAn Gene.  Prior to joining Invitrogen, Dr. Kadia worked as a management consultant at McKinsey & Company, a leading global consulting firm, where he worked with life and health sciences companies in the U.S. and Europe on a wide range of strategic and operational matters.

Dr. Kadia holds a Ph.D. degree in Biomedical Engineering from Johns Hopkins University, a Master’s degree in Biomedical Engineering from Rutgers University and a Bachelor’s degree in Electronics and Telecommunications from Gujarat University in India.  He currently serves on the board of directors of Volcano Corporation, a publicly-traded medical technology company.

Kenneth F. Potashner, Chairman of the Board of Directors of Newport Corporation, said, “We are very pleased that Dr. Kadia has joined Newport’s Board of Directors.  He has extensive leadership experience in the life and health sciences industry, and significant expertise in growing businesses in the Asia Pacific region, both of which will be invaluable assets to Newport as we continue to build our business globally.”

About Newport Corporation

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, life and health sciences, industrial manufacturing and defense/security markets.  Newport’s innovative solutions leverage its expertise in advanced technologies, including lasers, photonics and precision motion equipment, and optical components and sub-systems, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

Learn more about Newport at www.newport.com and follow the company on Twitter, YouTube and Facebook.  Investors can also download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, by visiting Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

SOURCE: Newport Corporation